Exhibit 5.1

           [LETTERHEAD OF DORNBUSH MENSCH MANDELSTAM & SCHAEFFER, LLP]

                                January 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

                           Advanced Photonix, Inc.
                           Registration Statement on Form S-8

Gentlemen:

         We have been requested by Advanced Photonix, Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 400,000 shares (the "Shares") of the Company's Class A Common Stock, par value $.001, a Non-Qualified Stock Option granted to Mr. Bernhart Denmark on May 16, 1995 (the "Option").

         In connection with this opinion, we have examined the Company's Certificate of Incorporation and By-Laws, the Option, copies of the records of corporate proceedings of the Company, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Option, will be legally issued, fully-paid and non-assessable.

         We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,


                 /s/ Dornbush Mensch Mandelstam & Schaeffer, LLP

                     Dornbush Mensch Mandelstam & Schaeffer, LLP